Exhibit 99.2
Etsy Announces Leadership Transition
Lanny Baker, Chief Financial Officer, will depart the Company in 2027

Brooklyn, N.Y., October 28, 2026 – Etsy, Inc. (NYSE: ETSY), which operates the Etsy marketplace that connects millions of passionate and creative buyers and sellers around the world, today announced that Chief Financial Officer Lanny Baker will depart from the Company effective March 1, 2027 to pursue opportunities outside of Etsy. Following that date, Baker is currently expected to continue as an advisor through July 1, 2027 to assist with the transition. The Company has retained an executive recruiting firm to assist in the search for his successor, who is expected to be based in New York.

Kruti Patel Goyal, Etsy’s Chief Executive Officer, commented, “Lanny has been an exceptional partner since we began working together in early 2025. I’m grateful for his leadership, sound judgment, and the important contributions he and his team have made toward executing our priorities and improving performance. He'll leave Etsy with stronger momentum for the future, and I wish him all the best."

Baker commented, “It’s been a privilege to serve as Etsy’s CFO for the last two years, and I’m proud of the significant progress we have made reigniting growth and further deepening our strong financial foundation. I have great confidence in our highly differentiated marketplace as well as Kruti and the executive team’s ability to create sustained performance. We will work closely together on a seamless transition to a new CFO in 2027.”

About Etsy

Etsy, Inc. owns and operates the Etsy marketplace, the global destination for unique and creative goods, connecting millions of creative entrepreneurs with buyers around the world. In a time of increasing automation, it's our mission to keep human connection at the heart of commerce. That's why we built a place where creativity lives and thrives because it's powered by people. We help our community of sellers turn their ideas into successful businesses. Our platform connects them with millions of buyers looking for an alternative—something special with a human touch, for those moments in life that deserve imagination.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.

Investor Relations Contact:
ir@etsy.com

Media Relations Contact:
press@etsy.com